Exhibit 3.210
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 04/16/1992
722107044 — 2294826
CERTIFICATE OF INCORPORATION
OF
BFI ARGENTINA, INC.
1. The name of the corporation is: BFI Argentina, Inc.
2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
4.	The total number of shares of common stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).
5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors not be by written ballot.
6.	The name and mailing address of the incorporator is:
Sandra B. Reece
757 N. Eldridge
Houston, Texas 77079
7.	The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are as follows:

Gerald K. Burger	757 N. Eldridge
Houston, Texas 77079

Stephen L. Thomas	757 N. Eldridge
Houston, Texas 77079

Fletcher Thorne-Thomsen, Jr.	757 N. Eldridge
Houston, Texas 77079

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 15th day of April, 1992.

/s/ Sandra B. Reece
Sandra B. Reece

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
BFI Argentina, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:
First: That the Sole Director and Sole Shareholder of the Company duly adopted by written consent on September 27, 1993, resolutions declaring the following amendment to the certificate of incorporation of the Company:
RESOLVED, that Article 1 of the Company’s certificate of incorporation is hereby amended to read as follows:
“The name of the corporation is BFI Atlantic, Inc.”
; and
RESOLVED FURTHER, that the President or any Vice President of the Company, be, and each hereby is, authorized and directed to sign any and all documents necessary to effectuate the change in name of the Company.
Second: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Third: That the capital of the Company shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, the Company has caused its corporate seal to be hereunto affixed and the certificate be signed by Gerald K. Burger, its Vice President, and Eileen B. Schuler, its Assistant Secretary, the 29th day of September, 1993.

BFI ARGENTINA, INC.
(SEAL)	By:	/s/ Gerald K. Burger
Gerald K. Burger
		Title:	Vice President

ATTEST:	By:	/s/ Eileen B. Schuler
Eileen B. Schuler
		Title:	Assistant Secretary